FOR IMMEDIATE RELEASE

INNOPHOS HOLDINGS ANNOUNCES CFO TRANSITION

CRANBURY, NEW JERSEY (June 24, 2013) – Innophos Holdings, Inc. (NASDAQ: “IPHS”), a leading international producer of performance-critical and nutritional specialty ingredients, announced today that Neil I. Salmon, Vice President and Chief Financial Officer, will be leaving the Company to assume the position of Chief Financial Officer at Ansell Limited, a global leader in protection solutions. Mr. Salmon will remain CFO of Innophos until July 15, 2013 to help ensure a smooth transition.

Randy Gress, Innophos Chairman, Chief Executive and President, commented, “We appreciate Neil’s leadership of our finance group and thank him for his important contributions to the Company. Neil has built a very strong finance team, which in combination with the broad depth of our experienced management team, gives me confidence we will continue to successfully execute our international growth and acquisition strategy and build significant value for all of our stakeholders. On behalf of our Board of Directors and the entire Innophos team, we wish Neil every success in his future endeavors.”

Neil Salmon, Chief Financial Officer, commented, “I have thoroughly enjoyed, over the last several years, being part of the team that developed and is successfully executing Innophos’ growth strategy. My decision to move on was not an easy one, but I believe it is the right decision for my career and my family at this time. I am confident, however, that the investments and plans Innophos has made during the past four years position the Company well for continued success. I would like to thank Randy and the Innophos Board for giving me the opportunity to serve as the Company’s CFO, and also thank my colleagues for making my time at Innophos so rewarding and enjoyable.”

Mark Feuerbach, Vice President, Investor Relations, Treasury, Financial Planning & Analysis, will assume the CFO role on an interim basis. Mark has extensive knowledge of the industry with 24 years of experience and served as Innophos’ CFO on two prior occasions. The Company, along with its executive search firm, has initiated a formal search for a new Chief Financial Officer.

About Innophos Holdings, Inc.

Innophos is a leading international producer of performance-critical and nutritional specialty ingredients, with applications in food, beverage, dietary supplements, pharmaceutical, oral care and industrial end markets. Innophos combines more than a century of experience in specialty phosphate manufacturing with a growing capability in a broad range of other specialty ingredients to supply a product range produced to stringent regulatory manufacturing standards and the quality demanded by customers worldwide. Innophos is continually developing new and innovative specialty ingredients addressing specific customer applications and supports these high-value products with industry-leading technical service. Headquartered in Cranbury, New Jersey, Innophos has manufacturing operations in Nashville, TN; Chicago Heights, IL; Chicago (Waterway), IL; Geismar, LA; Ogden, UT; North Salt Lake, UT; Paterson, NJ; Green Pond, SC; Port Maitland, ON (Canada); Taicang (China); Coatzacoalcos, Veracruz and San Jose de Iturbide (Mission Hills), Guanajuato (Mexico). For more information please visit www.innophos.com. 'IPHS-G'HS-

Contact Information:
Innophos Holdings, Inc.                 FTI Consulting, Inc.
Investor Relations: (609) 366-1299    Bryan Armstrong/Matt Steinberg
investor.relations@innophos.com         212-850-5600